For Immediate Release

September 26, 2000

For more information:                  Steven J. Goldstein
                                       Chief Financial Officer
                                       Centura Banks, Inc.
                                       (252) 454-8356
                                       sgoldstein@centura.com


             CENTURA BANKS INC. AUTHORIZES STOCK REPURCHASE PROGRAM


ROCKY MOUNT, N.C., September 26, 2000 - Centura Banks Inc. (NYSE: CBC) today announced that its board of directors has approved a stock repurchase program for up to 1.5 million shares of its common stock, or approximately 3.75% of its
39.9 million shares outstanding as of September 25, 2000.

Centura will repurchase the stock periodically in the open market or in privately negotiated transactions, depending upon general market conditions, the company's share price and other factors. The program may be discontinued at any time and is subject to a maximum authorized purchase total of $67.5 million.

"We initiated the stock repurchase program because executive management and the board believe Centura's shares offer a compelling value in light of the company's positive long-term outlook and recent depressed valuations in the banking sector," said Cecil W. Sewell, chief executive officer. "This move effectively reduces our capital, positively influencing EVA while keeping our capital ratios well above the targets established for well-capitalized institutions."

About Centura
-------------
With assets of more than $11 billion and deposits exceeding $7 billion, Centura Banks Inc. provides a complete line of banking, investment, insurance, leasing and asset management services to individuals and businesses in North Carolina, South Carolina and Virginia. Centura's broad range of financial solutions is provided through more than 240 full-service financial offices and Centura Highway, the bank's multifaceted customer access system that includes telephone banking, an extensive ATM network, PC banking, online bill payment and the bank's suite of Internet products and services. Additional information may be found on Centura's Web site at www.centura.com.


                                      # # #